Exhibit 99.1

      AirNet Communications Expects Q2 Revenue to Exceed Estimated Range;
                         OEM Sales Better Than Expected

     MELBOURNE, Fla.--(BUSINESS WIRE)--July 28, 2004--AirNet Communications Corporation (Nasdaq:ANCC), the technology leader in software defined base station products for wireless communications, today announced that it expects revenue for the second quarter of fiscal 2004 to exceed the upper limit of its previously forecasted range.
     During the Company's 1st quarter conference call, revenue for the second quarter of fiscal 2004 was estimated to be in the range of $4.0 - 5.0 million. Based on preliminary unaudited results, second quarter revenue is expected to exceed $5.0 million, due to higher than forecasted sales to OEM resellers.

     About AirNet

     AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost effectively and simultaneously offer high-speed data and voice services to mobile subscribers. AirNet's patented broadband, software-defined AdaptaCell(R) base station solution provides a high capacity base station with a software upgrade path to high-speed data. The Company's Digital AirSite(R) Backhaul Free(TM) base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 69 patents issued or pending. More information about AirNet may be obtained by visiting the AirNet Web site at http://www.airnetcom.com.

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the Company's revenue outlook. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Our estimate of revenue for the second quarter in this press release is based on our preliminary internally prepared unaudited and unreviewed financial statements. Actual revenue for the quarter may vary and will be determined in connection with the completion of our auditors review. Other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

     AirNet(R), AdaptaCell(R) and AirSite(R) are registered trademarks with the U.S. Patent and Trademark Office. The stylized AirNet mark, Super Capacity(TM) and Backhaul Free(TM) are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.


     CONTACT: AirNet Communications Corporation, Melbourne
              Stuart P. Dawley, 321-953-6780
              sdawley@airnetcom.com